April 4, 2003

VIA FACSIMILE –1-416-947-4547

Ms. Glenda Barbour
The Toronto Stock Exchange
The Exchange Tower, 3rd Floor
130 King Street West, P.O. Box 450
Toronto, Ontario M5X 1J2

Dear Ms. Barbour,

RE:	Oncolytics Biotech Inc.
Grant of Stock Options

We advise that upon approval of the Board of Directors of Oncolytics Biotech Inc. (the “Corporation”), options to purchase 50,000 common shares of the Corporation were granted, subject to regulatory approval, in accordance with the stock option plan of the Corporation. The exercise price of the options is $1.65 per common share, the closing price of the common shares on Thursday, April 3, 2003 on the TSX. We will follow up in our monthly report, an outline of the grant activity.

Please accept this letter as notice of the grant of stock options.

If you require anything further, please do not hesitate to contact myself at 403-670-7374. I look forward to your letter of approval.

Sincerely,

D. A. (Doug) Ball, C.A.
Chief Financial Officer

CC: Mr. T. Whiteley (Bennett Jones LLP)